Exhibit 10.3

SERIES C PREFERRED STOCK EXCHANGE AGREEMENT

This Series C Preferred Stock Exchange Agreement (this “Agreement”) is made and entered into as of November 6, 2026 (the “Effective Date”), by and among IIOT-OXYS, Inc., a Nevada corporation (the “Company”), Clifford L. Emmons (“Emmons”), Vivek Dave (“Dave”) and Giro Di Biase (“Di Biase”). Emmons, Dave and Di Biase are referred to herein individually as a “Holder” and collectively as the “Holders.” The Company and the Holders are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company has previously authorized and issued shares of its Series C Convertible Preferred Stock, par value $0.001 per share and stated value $1,200 per share (the “Series C Shares”), the rights, preferences, privileges, restrictions and limitations of which are set forth in the Company’s Certificate of Designation for the Series C Convertible Preferred Stock, as amended (the “Series C Certificate of Designation”);

WHEREAS, the Company has authorized shares of its Series E Convertible Preferred Stock, par value $0.001 per share and stated value $1,200 per share (the “Series E Shares”), the rights, preferences, privileges, restrictions and limitations of which are set forth in the Company’s Certificate of Designation for the Series E Convertible Preferred Stock (the “Series E Certificate of Designation”);

WHEREAS, the Holders collectively are the record and beneficial owners of all fifty-seven (57) outstanding Series C Shares, and each Holder is the record and beneficial owner of the number of Series C Shares set forth opposite such Holder’s name on Schedule A (with respect to each Holder, such Holder’s “Surrendered Series C Shares”), together with all accrued and unpaid dividends, late fees, default charges and related payment rights attributable thereto (with respect to each Holder, such Holder’s “Associated Rights”);

WHEREAS, the Company and each of the Holders desire to simplify the Company’s preferred-stock capitalization through the voluntary exchange of each Holder’s Surrendered Series C Shares and Associated Rights for newly issued Series E Shares (the “Exchange”), with the consideration for each Holder determined by reference to an agreed exchange value calculated as of September 30, 2026 (the “Valuation Cutoff Date”), which agreed exchange value encompasses both such Holder’s Surrendered Series C Shares and all of such Holder’s Associated Rights;

WHEREAS, each Holder has independently and voluntarily agreed to accept the Series E Shares specified for such Holder on Schedule A as full and final consideration for such Holder’s Surrendered Series C Shares and Associated Rights, and to waive any additional dividends, compounding, late fees or related charges that otherwise would accrue under the Series C Certificate of Designation after the Valuation Cutoff Date through the Closing Date;

WHEREAS, the Board of Directors of the Company has authorized and approved the Exchange and the execution, delivery and performance of this Agreement; and

WHEREAS, this Agreement is intended solely to effect the Exchange with respect to the Holders and is not intended to amend generally either the Series C Certificate of Designation or the Series E Certificate of Designation, or to create any rights in addition to those provided by the Series E Certificate of Designation.

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NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.THE EXCHANGE.

1.1Exchange Consideration. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), each Holder, severally and not jointly, shall irrevocably surrender, assign, transfer and deliver to the Company all right, title and interest in and to such Holder’s Surrendered Series C Shares identified on Schedule A and all of such Holder’s Associated Rights, and in exchange therefor the Company shall issue to such Holder the number of Series E Shares set forth opposite such Holder’s name on Schedule A, being such Holder’s Agreed Exchange Value (as defined in Section 1.3) divided by $1,200 (the stated value per Series E Share) (with respect to each Holder, such Holder’s “Issued Series E Shares”). Schedule A is incorporated herein by reference. Each Holder’s Issued Series E Shares constitute the entire consideration for the surrender of such Holder’s Surrendered Series C Shares and the satisfaction of all of such Holder’s Associated Rights, and no Holder shall be entitled to any Series E Shares in addition to those specified for such Holder on Schedule A, whether on account of the number of Surrendered Series C Shares or otherwise. To the extent permitted by the Series E Certificate of Designation, applicable Nevada law and the procedures of the Company’s transfer agent, fractional Series E Shares shall be issued to eight (8) decimal places, rounded to the nearest one-hundred-millionth of a share, as set forth on Schedule A. The Parties acknowledge and agree that such rounding is solely for administrative purposes and does not alter the agreed economic consideration for the Exchange. In the event of any discrepancy between a Holder’s Agreed Exchange Value and the corresponding number of Series E Shares set forth on Schedule A, the Agreed Exchange Value shall control, subject to the foregoing rounding convention.

1.2Satisfaction and Extinguishment of Rights. The Parties intend that the Exchange with each Holder be consummated at a single coordinated Closing. With respect to each Holder, effective upon, and subject to, the consummation of the Exchange with such Holder and the issuance to such Holder of such Holder’s Issued Series E Shares, (a) such Holder’s Surrendered Series C Shares shall cease to be outstanding and shall have the status provided under applicable Nevada law and the Series C Certificate of Designation; (b) all accrued and unpaid dividends, late fees, default charges and related payment obligations attributable to such Holder’s Surrendered Series C Shares, whether arising before or after the Valuation Cutoff Date and through the Closing Date, shall be fully satisfied, discharged and extinguished; and (c) such Holder shall have no continuing claim against the Company for any additional amount attributable to such Holder’s Surrendered Series C Shares or Associated Rights. No surrender, satisfaction, waiver or release by a Holder under this Agreement shall become effective unless and until such Holder has received such Holder’s Issued Series E Shares. From and after the Closing, the Issued Series E Shares shall carry the rights, preferences, privileges, restrictions and limitations set forth in the Series E Certificate of Designation, and dividends on the Issued Series E Shares shall accrue in accordance therewith from the date of issuance.

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1.3Agreed Valuation and Cutoff. The Parties agree that the exchange value attributable to each Holder’s Surrendered Series C Shares and Associated Rights, determined as of the Valuation Cutoff Date, is the amount set forth opposite such Holder’s name on Schedule A (with respect to each Holder, such Holder’s “Agreed Exchange Value”), and that the aggregate Agreed Exchange Value for all fifty-seven (57) Surrendered Series C Shares is $76,408.00. Each Agreed Exchange Value is the negotiated settlement and exchange value between the Company and the applicable Holder and shall remain fixed regardless of the date on which the Closing occurs. Each Holder, severally and solely as to such Holder, expressly agrees that the consideration specified for such Holder on Schedule A shall not increase, and that no additional Series E Shares, cash or other consideration shall be payable to such Holder, in respect of any dividend accruals, compounding, late fees or related charges that would otherwise arise under the Series C Certificate of Designation after the Valuation Cutoff Date through the Closing Date, all of which such Holder voluntarily waives and settles pursuant to Section 4.10.

2.CLOSING.

2.1Closing. The closing of the Exchange with all of the Holders (the “Closing”) shall take place remotely by the electronic exchange of documents and signatures on November 6, 2026, or such other date as the Parties may agree (the “Closing Date”). A Closing after November 6, 2026 shall not alter any Holder’s Agreed Exchange Value or the number of Issued Series E Shares issuable to any Holder.

2.2Holder Deliveries. At or prior to the Closing, each Holder shall separately deliver to the Company (a) a counterpart signature page to this Agreement, duly executed by such Holder; (b) any stock certificate(s) or other instruments evidencing such Holder’s Surrendered Series C Shares, duly endorsed for transfer or accompanied by duly executed stock powers (or, in the case of any lost, stolen or destroyed certificate, an affidavit of loss and such indemnity as the Company may reasonably require), or, for Surrendered Series C Shares held in book-entry form, such instructions or documentation as the Company or its transfer agent may reasonably require to effect the transfer; and (c) such other documents as the Company may reasonably request to effect the Exchange with such Holder.

2.3Company Deliveries. At the Closing, the Company shall (a) issue to each Holder such Holder’s Issued Series E Shares in book-entry form (or, if applicable, by certificate) registered in the name of such Holder; (b) update the Company’s stock ledger and records, and instruct its transfer agent as necessary, to reflect the cancellation of each Holder’s Surrendered Series C Shares and the issuance of each Holder’s Issued Series E Shares; and (c) deliver this Agreement, duly executed by the Company.

2.4Further Assurances. Each Party shall execute and deliver such further instruments and take such further actions as may be reasonably necessary or appropriate to carry out the purposes of this Agreement and to effect the Exchange.

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3.REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Holder as of the Effective Date and as of the Closing Date that:

3.1Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.

3.2Authority; Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Exchange. The execution, delivery and performance of this Agreement and the consummation of the Exchange have been duly authorized by all necessary corporate action on the part of the Company, including authorization by the Board of Directors of the Company.

3.3Execution and Enforceability. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by general principles of equity.

3.4Authorization and Availability of Series E Shares. The Issued Series E Shares have been duly authorized and, as of the Closing, a sufficient number of authorized and unissued Series E Shares will be available for issuance in the Exchange.

3.5Valid Issuance. The Issued Series E Shares, when issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable.

4.REPRESENTATIONS AND WARRANTIES OF THE HOLDER.

Each Holder, severally and not jointly, and solely as to such Holder and such Holder’s Surrendered Series C Shares, Associated Rights and Issued Series E Shares, represents and warrants to the Company as of the Effective Date and as of the Closing Date that (and each reference to “the Holder” in this Section 4 shall be read as a reference to such Holder):

4.1Ownership and Title. Each Holder is the sole record and beneficial owner of, and has good and valid title to, the exact number of Series C Shares set forth opposite the Holder’s name on Schedule A, which constitute the Holder’s Surrendered Series C Shares, free and clear of all liens, claims, encumbrances, security interests and restrictions on transfer (other than restrictions arising under applicable securities laws and the Series C Certificate of Designation), and each Holder has full right and authority to surrender and exchange such Surrendered Series C Shares pursuant to this Agreement.

4.2No Prior Transfer. Each Holder has not sold, assigned, transferred, pledged or otherwise disposed of, or granted any option or right with respect to, any of the Holder’s Surrendered Series C Shares or Associated Rights.

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4.3Authority. Each Holder has full right, power, capacity and authority to execute and deliver this Agreement, to perform the Holder’s obligations hereunder and to consummate the Exchange, and this Agreement constitutes the legal, valid and binding obligation of the Holder, enforceable against each Holder in accordance with its terms.

4.4Investment Intent; Own Account. Each Holder is acquiring the Issued Series E Shares for the Holder’s own account, for investment purposes only, and not with a present view to, or for sale in connection with, any distribution thereof in violation of applicable securities laws.

4.5Sophistication; Advisers. Each Holder has such knowledge and experience in financial and business matters, or has had access to and relied upon the advice of appropriate independent advisers, such that each Holder is capable of evaluating the merits and risks of the Exchange and the Issued Series E Shares.

4.6Access to Information. Each Holder has had the opportunity to obtain such information as each Holder deems necessary to evaluate the Exchange and to ask questions of, and receive answers from, the Company concerning the Company and the Issued Series E Shares.

4.7Economic Risk. Each Holder is able to bear the economic risk of an investment in the Issued Series E Shares, including a complete loss of such investment.

4.8Transfer Restrictions. Each Holder acknowledges that the Issued Series E Shares are subject to restrictions on transfer under applicable securities laws and the Series E Certificate of Designation.

4.9Acknowledgment of Differences in Securities. Each Holder understands and acknowledges that the Series C Shares and the Series E Shares are different securities having different rights, preferences, privileges, restrictions and limitations, notwithstanding their equal $1,200 stated values. Each Holder acknowledges that it has received or had access to the Series E Certificate of Designation, has had the opportunity to review it and to consult with its own independent legal, tax and financial advisers, and voluntarily elects to accept the Issued Series E Shares in exchange for the Surrendered Series C Shares.

4.10Acknowledgment, Waiver and Release. Each Holder (a) accepts the Holder’s Issued Series E Shares, based on the Holder’s Agreed Exchange Value set forth on Schedule A, as the fixed and entire consideration for the Holder’s Surrendered Series C Shares and Associated Rights; (b) acknowledges the agreed Valuation Cutoff Date of September 30, 2026, and acknowledges that the Series C Certificate of Designation otherwise provides for continuing accrual and daily compounding of dividends and for late fees on unpaid dividends, and that such amounts would otherwise continue to accrue after the Valuation Cutoff Date; (c) effective upon the consummation of the Exchange with the Holder, expressly and irrevocably waives any right to receive additional consideration for any dividends, compounding, late fees, default charges or related amounts accruing after the Valuation Cutoff Date through the Closing Date; (d) effective upon the consummation of the Exchange with the Holder, releases and discharges the Company from all claims for unpaid dividends, late fees, default charges and related amounts attributable to the Holder’s Surrendered Series C Shares through the Closing Date, to the extent satisfied or waived under this Agreement; and (e) confirms that the Holder’s Issued Series E Shares represent full and final satisfaction of the Holder’s rights in respect of the Holder’s Surrendered Series C Shares. The foregoing waiver and release is given by each Holder solely on its own behalf, does not waive or release any right of any other Holder, is limited to the Holder’s Surrendered Series C Shares and Associated Rights, and does not release any other claim, or any right of each Holder under this Agreement or in respect of the Holder’s Issued Series E Shares.

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5.SECURITIES LAW MATTERS.

5.1 Section 3(a)(9). The Parties intend that the issuance of the Issued Series E Shares in the Exchange qualify for the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to the extent available. In furtherance thereof, the Company is the issuer of both the Series C Shares and the Series E Shares, the Issued Series E Shares are being issued exclusively to the Holders, as existing security holders of the Company, solely in exchange for their respective Surrendered Series C Shares and Associated Rights, no Holder is paying any cash or other consideration in the Exchange, and no commission or other remuneration has been or will be paid or given, directly or indirectly, to any person for soliciting the Exchange.

5.2Savings Provision. If the exemption provided by Section 3(a)(9) of the Securities Act is not available with respect to the Exchange, the Parties intend that the issuance of the Issued Series E Shares rely upon any other exemption from registration available under the Securities Act and applicable state securities laws. Nothing in this Agreement shall be construed as a representation or warranty that any particular exemption from registration is available, and each Party shall reasonably cooperate to establish the availability of an applicable exemption.

5.3Restricted Securities; Legends. Each Holder acknowledges that the Issued Series E Shares may constitute “restricted securities” under the Securities Act and may be issued with, or subject to, a restrictive legend or corresponding book-entry notation. The Company makes no representation that the Issued Series E Shares are freely tradeable, and makes no representation as to whether any holding period under Rule 144 under the Securities Act will tack to any prior holding period. The transferability of the Issued Series E Shares shall be determined under applicable securities laws.

6.MISCELLANEOUS.

6.1Further Assurances. Each Party shall, from time to time after the Closing, execute and deliver such additional documents and take such further actions as may be reasonably requested by any other Party to effectuate the purposes of this Agreement.

6.2Survival. The representations, warranties, covenants and agreements of the Parties contained in this Agreement shall survive the Closing.

6.3Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, sent by nationally recognized overnight courier, or sent by email (with confirmation of transmission), in each case to the address or email of the applicable Party set forth on the signature pages hereto or to such other address as a Party may designate by notice to the other Parties.

6.4Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, relating thereto.

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6.5Amendments and Waivers. This Agreement may be amended, modified or waived only by a written instrument signed by the Company and each Holder whose rights or obligations are affected by such amendment, modification or waiver; provided that any amendment, modification or waiver that affects only one Holder’s Surrendered Series C Shares, Associated Rights, Agreed Exchange Value or Issued Series E Shares shall require the consent only of the Company and such Holder. A waiver shall be effective only against the Party signing it. No waiver of any provision shall constitute a waiver of any other provision or of the same provision on a subsequent occasion.

6.6Assignment; Successors. No Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the Company and, in the case of an assignment by the Company, each affected Holder. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

6.7Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the remaining provisions shall continue in full force and effect, and the Parties shall negotiate in good faith to replace the invalid provision with a valid provision that most nearly reflects the original intent.

6.8Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures delivered by electronic means (including PDF or electronic signature) shall be deemed original signatures for all purposes.

6.9Expenses. Except as otherwise expressly provided herein, each Party shall bear its own costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement and the Exchange.

6.10No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing herein shall confer upon any other person any legal or equitable right, benefit or remedy.

6.11Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflict of laws principles.

6.12Several Obligations. The representations, warranties, covenants, agreements, waivers and releases of each Holder under this Agreement are several and not joint, are made solely as to such Holder and such Holder’s Surrendered Series C Shares, Associated Rights and Issued Series E Shares, and no Holder shall be liable or responsible for any breach by, or the representations, warranties, covenants, agreements, waivers or releases of, any other Holder.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

COMPANY:

IIOT-OXYS, INC.

By: /s/ Clifford L. Emmons___________

Name: Clifford L. Emmons

Title: Chief Executive Officer

HOLDERS:

By: /s/ Clifford L. Emmons___________

Name: Clifford L. Emmons

By: /s/ Vivek Dave__________________

Name: Vivek Dave

By: /s/ Giro Di Biase________________

Name: Giro Di Biase

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Schedule A — Series C Preferred Stock Exchange Consideration

Holder	Surrendered Series C Shares	Agreed Exchange Value	Issued Series E Shares
Clifford L. Emmons	20	$28,150.32	23.45860000
Vivek Dave	16	$21,447.86	17.87321667
Giro Di Biase	21	$26,809.82	22.34151667
Total	57	$76,408.00	63.67333333

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